LOCK-UP AGREEMENT

In connection with the Stock Purchase and Share Exchange Agreement (the "Agreement"), dated as of December 9, 2011, by and among Empire Global Corp. ("Empire"), Avontrust Global Pte. Ltd ("AVT") and, the Shareholders of AVT and in order to induce the parties to consummate the transactions contemplated by the Agreement, the undersigned agrees to for himself and all other parties subject to the Lock-Up Period pursuant to the Agreement, that neither directly nor indirectly, during the "Lock-up Period" (as hereinafter defined):

(1) sell or offer or contract to sell or offer, grant any option or warrant for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of (all being referred to as a "Transfer") any legal or beneficial interest in any shares of Empire Common Stock (as defined in the Agreement) as set out in Appendix 6 of the Agreement or otherwise owned or acquired by the undersigned on or prior to the commencement of the Lock up Period (the "Restricted Securities"),

(2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Restricted Securities, whether such swap transaction is to be settled by delivery of any Restricted Securities or other securities of any person, in cash or otherwise, or

(3) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any of the Restricted Securities. As used herein, "Lock up Period" means the period commencing on the Closing Date (as defined in the Agreement) and ending on the day preceding the day that is 180 days after the Closing Date.

Notwithstanding the foregoing limitations, this Lock-Up Agreement will not prevent any Transfer of any or all of the Restricted Securities, either during the undersigned's lifetime or on the undersigned's death, by gift, will or intestate succession, or by judicial decree, to the undersigned's "family members" (as defined below) or to trusts, family limited partnerships and similar entities primarily for the benefit of the undersigned or the undersigned's "family members"; provided, however, that in each and any such event it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Lock-Up Agreement, and other than to return the Restricted Securities to the former ownership, there shall be no further Transfer of the Restricted Securities except in accordace with this Lock-Up Agreement. For purposes of this sub-paragraph, "family member" shall mean spouse, lineal descendants, stepchildren, father, mother, brother or sister of the transferor or of the transferor's spouse. Also notwithstanding the foregoing limitations, in the event the undersigned is an entity rather than an individual, this Lock-Up Agreement will not prevent any Transfer of any or all of the Restricted Securities to the shareholders of such entity, if it is a corporation, to the members of such entity, if it is a limited liability company, or to the partners in such entity, if it is a partnership; provided, however, that in each and any such event it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Lock-Up Agreement, and other than to return the Restricted Securities to the former ownership, there shall be no further Transfer of the Restricted Securities in accordance with this Lock-Up Agreement. Any of the Restricted Securities subject to this Lock-Up Agreement may be released in whole or part from the terms hereof only upon the approval of the board of directors of Empire post-closing date or as authorised by them under the terms of the Agreement or from time to time.

The undersigned hereby authorizes Empire's transfer agent to apply to any certificates representing Restricted Securities issued to the undersigned the appropriate legend to reflect the existence and general terms of this Lock-up Agreement.

This Lock-up Agreement will be legally binding on the undersigned and on the undersigned's successors and permitted assigns, and is executed as an instrument governed by the laws of Delaware.

The undersigned hereby warrants that he has full authority and right to execute and bind the persons affected by the terms of the Lock Up provisions in the Agreement.



By: /s/ MICHAEL CIAVARELLA
   ------------------------------
Print Name: Michael Ciavarella, B.Sc.